Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Hologic, Inc. Registration Statement Nos. 33-35191, 33-47830, 33-87792, 33-11853, 33-11849, 333-34003, 333-79167, 333-34634, 333-60046, 333-112222, 333-121111, 333-130170, 333-139341 and 333-146887 on Form S-8 and No. 333-136070 on Form S-3 of our report dated March 1, 2007 (May 18, 2007 as to the effects of the restatement discussed in Note 15), relating to the consolidated financial statements of Cytyc Corporation appearing in this Current Report on Form 8-K/A of Hologic, Inc.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 29, 2007